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                                                                    Exhibit 10.2


                               CRM HOLDINGS, LTD.

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                     EMPLOYMENT AGREEMENT FOR MARTIN RAKOFF

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                               CRM HOLDINGS, LTD.

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                     EMPLOYMENT AGREEMENT FOR MARTIN RAKOFF
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
1.  Term.......................................................................1

2.  Position, Duties and Responsibilities......................................1

3.  Base Salary................................................................2

4.  Incentive Awards...........................................................2

5.  Long-Term Incentive Programs...............................................2

6.  Other Payments.............................................................3

7.  Employee Benefit Programs..................................................3

8.  Disability.................................................................3

9.  Reimbursement of Business and Other Expenses...............................4

10. Termination of Employment..................................................4

11  Confidentiality; Litigation Cooperation; Non-disparagement.................9

12. Non-competition...........................................................10

13. Non-solicitation..........................................................10

14. Remedies..................................................................11

15. Resolution of Disputes....................................................11

16. Indemnification...........................................................11

17. Excise Tax Gross-Up.......................................................12

18. Miscellaneous.............................................................14


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                              EMPLOYMENT AGREEMENT

      AGREEMENT, made and entered into as of the 3rd day of November 2005 by and between CRM Holdings, Ltd., a Bermuda company (together with its subsidiaries from time to time and its successors and assigns, "CRM"), and Martin Rakoff (the "EXECUTIVE").

                                 W I T N E S S E T H:

      WHEREAS, CRM is contemplating an initial public offering of its common shares, $0.01 par value per share, registered with the US Securities and Exchange Commission on Form S-1 in accordance with the requirements of the US Securities Act of 1933, as amended (the "PUBLIC OFFERING");

      WHEREAS, CRM desires to employ Executive as of the date of the completion of the Public Offering (the "EFFECTIVE DATE") and Executive desires to accept such employment, pursuant to an agreement embodying the terms of such employment (this "AGREEMENT").

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, CRM and Executive (individually a "PARTY" and together the "PARTIES") agree to be bound in accordance with the terms of this Agreement.

            1. Term.

            (a) The term of Executive's employment under this Agreement shall commence on Effective Date and end on the fifth anniversary of such date (the "ORIGINAL TERM"), unless terminated earlier in accordance herewith. The Original Term shall be automatically renewed for successive one-year terms (the "RENEWAL TERMS") unless at least 180 days prior to the expiration of the Original Term or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term. "TERM" shall mean the Original Term and all Renewal Terms. If a Change in Control (as defined below) occurs during the Term, the Term shall not expire earlier than two years after the date of such Change in Control.

            (b) Non-renewal by CRM. In the event that this Agreement is not renewed because CRM has given the 180-day notice prescribed in the preceding paragraph on or before the expiration of the Term resulting in the expiration of the Term prior to Executive's 62nd birthday, such non-renewal shall be treated as a termination by the Company without "CAUSE" pursuant to Section 10(d).

            2. Position, Duties and Responsibilities.

            (a) Generally. Executive shall serve as Co-Chief Executive Officer ("CO-CEO") of CRM and as a member of CRM's Board of Directors (the "BOARD"), as well as Co-Chief Executive Officer of each of CRM's US subsidiaries and Deputy Chairman of Twin Bridges (Bermuda) Ltd. In any and all such capacities, Executive shall report solely to the Board, but shall confer with the Co-CEO. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the CEO's of similar size companies and businesses as CRM, as are consistent with such positions and status. Executive shall devote


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substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the position of Co-CEO of CRM.

            (b) Other Activities. During the Term, Executive may (i) serve on the boards of directors of other corporations or trade associations and/or charitable organizations, provided that Executive shall notify the Board of any such position, (ii) engage in charitable activities and community affairs, and
(iii) manage personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties as Co-CEO.

            (c) Place of Employment. Executive's principal place of employment shall be the corporate offices of the CRM entity for whom he is providing service.

            (d) Rank of Executive Within Company. As Co-Chief Executive Officer of CRM, Executive shall be CRM's highest ranking officer (along with his Co-CEO) and shall report directly to the Board.

      3. Base Salary.

      Executive shall be paid an annualized salary ("BASE SALARY") of not less than $650,000 in accordance with CRM's normal pay practices. The Base Salary shall be reviewed for increase by the Compensation Committee (the "COMPENSATION COMMITTEE") of the Board no less than annually.

      4. Incentive Awards.

            (a) Executive shall be eligible to participate in CRM's annual incentive compensation plan with a target annual incentive award opportunity of 100% of Base Salary ("ANNUAL INCENTIVE") and a maximum bonus opportunity of no less than 200%, based on performance criteria as determined by the Compensation Committee on an annual basis.

            (b) Producer Bonus. For each operating period during the term of this Agreement Executive shall also be eligible to receive an additional bonus equal to 2.5% of net income (the "PRODUCER INCENTIVE"), provided that Executive shall receive no bonus unless net income (as determined in accordance with the Company's standard accounting practices) meets or exceeds $25 million ("TARGET"). After the initial operating period during which the $25 million Target is attained, the Compensation Committee may adjust any and all factors used to determine each period's Producer Incentive and Target including (1) the percentage of net income to be paid to the Executive, (2) whether the percentage shall be applied to all or some of that period's net income, and (3) the threshold Target for triggering payment of the Producer Incentive.

      5. Long-Term Incentive Programs.

      Executive shall be eligible to participate in CRM's long - term incentive compensation programs, as determined by the Compensation Committee, provided that Executive's total direct compensation package (consisting of all payments under Sections 3, 4 and 5) shall be targeted at no less than the 75th percentile of an appropriate group of peer companies, as


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determined by the Compensation Committee.

      6. Other Payments.

            (a) Corporate Travel. Executive shall, in his sole discretion, have the right to lease private aircraft for business purposes, provided that he determines, in his sole discretion, that such travel is reasonable.

            (b) Car Allowance. Executive shall receive a $975 a month car allowance, to cover the cost of owning, operating, maintaining and insuring a motor vehicle of his choosing.

            (c) Vacation. Executive shall be entitled to five (5) weeks of paid vacation and shall take holidays in accordance with CRM's standard holiday schedule as amended from time to time.

            (d) Professional Fee Reimbursement. Executive shall be entitled to reimbursement for up to $20,000 in professional fees expended by Executive for advice, preparation, and negotiation of this Agreement and other issues related to Executive's ongoing employment with CRM.

            (e) Financial Counseling. Executive shall be entitled to reimbursement of up to $10,000 per annum for financial counseling.

      7. Employee Benefit Programs.

      During the Term, Executive shall be entitled to participate in CRM's employee pension and welfare benefit plans and programs as such plans or programs may be in effect from time to time, including, without limitation, health, medical and dental coverage (together, "WELFARE BENEFITS").

      8. Disability.

            (a) If Executive becomes "Disabled" (as defined below) during the Term, Executive shall receive 60% of his Base Salary, at the annual rate in effect on the commencement date of his eligibility for CRM's long-term disability benefits ("COMMENCEMENT DATE") for a period beginning on the Commencement Date and ending with the earlier to occur of (A) Executive's attainment of age 65, or (B) Executive's commencement of retirement benefits from CRM. If Executive ceases to be Disabled during the Term, he may elect to resume such position by written notice to CRM within 15 days after CRM delivers its request. If he resumes such position, he shall thereafter be entitled to his Base Salary at the annual rate in effect on the Commencement Date and, for the year he resumes his position, a Pro Rata Annual Incentive (as defined) and Pro Rata Producer Incentive (as defined). If he ceases to be disabled during the Term and does not offer to resume his position in accordance with the preceding sentence, he shall be treated as if he voluntarily terminated his employment as of the date Executive ceases to be disabled. If Executive is not offered his position by CRM after he ceases to be Disabled during the Term, he shall be treated as if his employment was terminated without Cause as of the date Executive ceases to be Disabled.

            (b) Executive shall be entitled to a Pro Rata Target Bonus and Pro Rata


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Producer Incentive for the year in which the Commencement Date occurs, such bonuses payable in a lump sum not later than 15 days after the Commencement Date. Executive shall not be entitled to any annual incentive award with respect to the period following the Commencement Date. If Executive recommences his position in accordance with Section 8(a), he shall be entitled to a Pro Rata Annual Incentive and Pro Rata Producer Incentive award for the year he resumes such position.

            (c) During the period Executive is Disabled, he shall be treated as an employee for purposes of all employee benefits, plans and programs in which he was participating on the Commencement Date, except for any annual salary increases or any new long-term incentive plan grants during any Disability period.

      For purposes of this Agreement, "DISABILITY" means Executive's inability, due to physical, mental, or emotional injury or limitation, to substantially perform the duties of his employment, for a period of 180 consecutive days.

            (d) The benefits provided for in this Section 8 are instead of, and not in addition to, any benefits provided for by the Company's long-term disability policy, for which Executives waives payment upon complete satisfaction of the Company's obligations to him under this Section 8.

      9. Reimbursement of Business and Other Expenses.

      Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and CRM shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with CRM's applicable policies.

      10. Termination of Employment.

            (a) Death. If Executive dies during the Term, Executive's estate and/or beneficiaries shall be entitled to (and their sole remedies under this Agreement shall be):

                  (i) Base Salary through the date of Executive's death;

                  (ii) the balance of any incentive awards earned as of December
            31 of the prior year (but not yet paid), (together, with unpaid Base Salary, "ACCRUED Amounts");

                  (iii) Pro Rata Annual Incentive for the year in which the date of termination ("TERMINATION DATE") occurs assuming Target performance ("PRO RATA ANNUAL INCENTIVE");

                  (iv) Pro Rata Producer Incentive at Target ("PRO RATA PRODUCER
            INCENTIVE")

                  (v) immediate vesting of all unvested and outstanding stock options, (and the right to exercise all such stock options for one year), the removal of any and all restrictions regarding any restricted stock or deferred stock units, and the


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            vesting and settlement of any performance awards at target award levels (together, "EQUITY ACCELERATION");

                  (vi) continued participation in all Welfare Benefits plans and programs at the same benefit level at which he was participating on the Termination Date for 36 months; and

                  (vii) other or additional benefits then due or earned in
            accordance with applicable plans and programs of CRM
            ("ENTITLEMENTS").

            (b)   Termination by CRM for Cause.

                  (i) In the event CRM terminates Executive's employment for
            Cause, Executive's sole remedies under this Agreement shall be to receive his Accrued Amounts and any Entitlements. Executive shall not be entitled to receive any Severance Pay (as defined), Equity Acceleration or Welfare Benefits continuation, and his equity awards will be settled in accordance with the terms and conditions of the applicable grant agreements.

                  (ii) "CAUSE" shall mean Executive's:

                        (A) willful breach of Sections 11, 12 or 13 of this Agreement;

                        (B) conviction of, or plea of nolo contendre to, any
            felony that is materially and demonstrably injurious to CRM's financial condition or reputation;

                        (C) engaging in conduct constituting willful gross
            neglect or willful gross misconduct in carrying out his duties under this Agreement and that is demonstrably injurious to CRM's financial condition or reputation; or

                        (D) act or series of acts constituting misconduct
            resulting in a restatement of the Company's financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002.

            For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by him in bad faith, and shall not include any act or failure to act resulting from any incapacity or negligent act of Executive.

                  (i) A termination for "CAUSE" shall not take effect until
            Executive receives written notice by CRM stating in detail the particular act or acts or failure or failures to act constituting the grounds for Cause and must be received by Executive within 90 days of CRM's learning of such act or acts or failure or failures to act. Executive shall have 30 days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, Executive shall be entitled to a hearing before the Committee within 10 days of receipt of such notice to


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            Executive. If, within five (5) days of such hearing, CRM delivers written notice to Executive from the Board stating that, in its good faith judgment, grounds for Cause on the basis of the original notice exist, Executive shall then be terminated for Cause.

            (c) Voluntary Termination. In the event of a termination of employment by Executive on his own initiative after delivery of 10 business days advance written notice, other than a termination due to death, Disability, or Retirement (as defined), or by Executive for Good Reason, Executive shall be entitled to receive only his Accrued Amounts and Entitlements.

            (d) Termination by the Company without Cause or by Executive for Good Reason. If CRM terminates Executive's employment without Cause (which termination shall be effective as of the date specified by CRM in a written notice to Executive), other than due to Executive's death or Disability, or if Executive terminates his employment for Good Reason (as defined below), Executive's sole remedies under this Agreement shall be to receive:

                  (i) all Accrued Amounts; (ii) a Pro Rata Annual Incentive and
            Pro Rata Producer Incentive for the year in which the Termination Date occurs; (iii) all Entitlements, (iv) continuation of Welfare Benefits for 36 months and (v) Equity Acceleration (provided that Executive shall have the balance of the remaining term to exercise any such Stock Options).

                  (ii) In addition, Executive shall be entitled to receive
            severance pay ("SEVERANCE PAY") in cash equal to 3 times the sum of
            (A) the Base Salary amount immediately prior to the Termination Date (unless a reduction in Base Salary is the reason for a Good Reason termination, in which case, the Base salary amount prior to any such reduction), plus (B) the higher of (x) Executive's Annual Incentive opportunity (assuming Target performance) for the year in which the termination occurs, and (y) Executive's average Annual Incentive payment received over the prior two years, plus (C) the highest Producer Incentive received by executive for any operating period during the three operating periods immediately preceding the Termination Date.

            (e) Retirement. Upon Executive's Retirement (as defined below), Executive shall be entitled to and his sole remedies under this Agreement shall be:

                  (i) Accrued Amounts; (ii) continued vesting of all outstanding stock options and the right to exercise such stock options for a period of one (1) year following the later of the date the options are fully vested or Executive's termination of employment or for the remainder of the exercise period, if less; (iii) Pro Rata Annual Incentive and Pro Rata Producer Incentive, and (iv) continued medical coverage, paid for by CRM, for Executive and his spouse, for the balance of each of their lifetimes.

            (f) Certain definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

            "CHANGE IN CONTROL" shall mean any of the following:


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                        (A) the acquisition at any time by a "person" or "group"
            (as that term is used in Sections 13(d) and 14(d)(2) of the US Securities Exchange Act of 1934, as amended (the "Exchange Act")) (excluding for this purpose the Company or any subsidiary or employee benefit plan thereof) of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company;

                        (B) during any period of two consecutive years,
            individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C), or (D) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

                        (C) approval by the shareholders of the Company of any
            merger, amalgamation or consolidation or statutory share exchange as a result of which the Company common stock shall be changed, converted or exchanged (other than a merger or share exchange with a wholly-owned subsidiary of the Company) or liquidation of the Company or any sale or disposition of 50% or more of the Company's assets or earning power; or

                        (D) approval by the Company's shareholders of any
            merger, amalgamation or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger, amalgamation or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger, amalgamation or consolidation or statutory share exchange.

            "GOOD REASON" shall mean Executive's termination of his employment with CRM following the occurrence, without Executive's written consent, of one or more of the following events (except as a result of a prior termination):

                        (A) a material diminution or change, adverse to
            Executive, in Executive's positions, titles, or offices as set forth in Section 2(a), status, rank, nature of responsibilities, or authority within CRM, or a removal of Executive from or any failure to elect or re-elect or, as the case may be, nominate Executive to


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            any such positions or offices, including as a member of the Board after delivery of written notice to the Board by Executive and 10 days to cure;

                        (B) an assignment of any duties to Executive which are
            inconsistent with his status as Co-CEO (or such other higher ranked position) of CRM;

                        (C) any decrease in (i) Executive's annual Base Salary,
            or (ii) target Annual Incentive opportunity below 100% of Base
            Salary.

                        (D) any other failure by CRM to perform any material
            obligation under, or breach by CRM of any material provision of, this Agreement that is not cured within 30 days;

                        (E) any material increase in the amount of travel time
            that Executive is required to undertake at the Company's demand (and without Executive's consent) in the performance of his duties as an Executive of the Company (as compared to the amount of time typically spent by Executive immediately prior to the Company's initial public offering);

                        (F) a relocation of CRM's corporate offices outside a
            35-mile radius of CRM's then corporate offices;

                        (G) any failure to secure the agreement of any successor
            corporation (or other entity) to CRM to fully assume CRM's obligations under this Agreement;

                        (H) any material breach of this agreement by CRM.

            "RETIREMENT" shall mean Executive's voluntary termination of employment with CRM at or after attaining age 62.

            (g) Timing of Termination Pay. All Severance Pay and other payments due Executive hereunder shall be delivered no later than 15 days after the Termination Date, provided that if executive is deemed to be a "key employee" for purposes of Internal Revenue Code Section 409A ("Code Section 409A"), such payments shall not be made to Executive by CRM until 6 months after the Termination Date if necessary to avoid incurring excise taxes under Code
Section 409A.

            (h) Mitigation and Offset. Executive has no obligation to mitigate payments due him pursuant to this Agreement and CRM has no right to offset against such payments.

            (i) Release of Employment Claims. As a condition to receipt of the payments and benefits provided for in this Agreement, Executive agrees to execute a release, in a form reasonably satisfactory to CRM, releasing any and all claims arising out of Executive's employment (other than enforcement of this Agreement, Executive's rights under any of CRM's incentive compensation and employee benefit plans and programs, and any claim for any tort for personal injury not arising out of or related to his termination of employment).


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      11. Confidentiality; Litigation Cooperation; Non-disparagement.

            (a) Confidentiality. During the Term and at all times thereafter, Executive shall not disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any CONFIDENTIAL INFORMATION except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of CRM or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to CRM to allow CRM the opportunity to object to or otherwise resist such order.

      For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean all information concerning the business of CRM relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding CRM's business or industry properly acquired by Executive in the course of his career as an executive in CRM's industry and independent of Executive's employment by CRM. For this purpose, information known or available generally within the trade or industry of CRM shall be deemed to be known or available to the public.

            (b) Non-Disclosure. During the Term and at all times thereafter, Executive shall not disclose the existence or contents of this Agreement except as otherwise publicly known and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to CRM to allow CRM the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

            (c) Litigation Cooperation. Executive agrees to cooperate with CRM, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of CRM in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist CRM, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to CRM, as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities. CRM agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

            (d) Non-Disparagement. Executive agrees that, during the Term and thereafter (including following Executive's termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage CRM or their respective officers, directors, employees, advisors, businesses or reputations. CRM agrees that, during the Term and thereafter (including following Executive's termination of employment


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for any reason), CRM will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive, his business or reputation. However, nothing in this Agreement shall preclude either of Executive or CRM from making truthful statements or disclosures required by applicable law, regulation or legal process.

      12. Non-competition.

            (a) During the Restriction Period (as defined in Section 12(b) below), Executive shall not engage in Competition with CRM or any Subsidiary. "COMPETITION" shall mean engaging in any activity, except as provided below, for a Competitor of CRM, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A "COMPETITOR" shall mean any corporation or other entity which competes with the business conducted by CRM, as determined on the date of termination of Executive's employment. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Restriction Period, which activities are competitive with the activities of CRM. Executive shall not be deemed indirectly overseeing or managing the activities of such Competitor which are competitive with the activities of CRM so long as he does not regularly participate in discussions with regard to the conduct of the competing business.

            (b) For the purposes of this Section 12, "RESTRICTION PERIOD" shall mean the period beginning with the Effective Date and ending with:

                  (i) in the case of a termination of Executive's employment without Cause or by Executive for Good Reason or upon his Retirement, immediately upon such termination of employment;

                  (ii) in any other case, 12 months from the date of termination of employment.

      13. Non-solicitation.

      During the period beginning with the Effective Date and ending 12 months following the Termination Date, Executive shall not induce employees of CRM to terminate their employment, nor shall Executive solicit or encourage any of CRM's customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with CRM, to terminate or diminish their relationship with CRM or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of CRM or any person who was employed by CRM within 180 days of such hiring.


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      14. Remedies.

      If Executive breaches any of the provisions contained in Sections 11, 12 or 13 above, CRM (a) subject to Section 15, shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 11,12 or 13 would cause irreparable injury and that money damages would not provide an adequate remedy for CRM; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Section 11, 12 or 13 has occurred.

      15. Resolution of Disputes.

      Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, (other than seeking injunctive relief under Section 14), shall be resolved by binding arbitration, to be held at an office closest to CRM's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, CRM shall continue payment of all amounts and benefits due Executive under this Agreement. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but CRM shall reimburse Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding.

      16. Indemnification.

            (a) Company Indemnity. CRM agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that he is or was a director, officer or employee of CRM or is or was serving at the request of CRM as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by CRM to the fullest extent legally permitted or authorized by CRM's by-laws or resolutions of CRM's Board or, if greater, by the laws of the State of New York against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of CRM or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. CRM shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by CRM of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 16(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to


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

him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

            (b) No Presumption Regarding Standard of Conduct. Neither the failure of CRM (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 16(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by CRM (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

            (c) Liability Insurance. CRM agrees to continue and maintain a directors and officers' liability insurance policy covering Executive to the extent CRM provides such coverage for its other executive officers.

      17. Excise Tax Gross-Up.

      Notwithstanding any other provision of this Agreement or any other agreement between Executive and the Company, if Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of the Company (together, "SEVERANCE PAYMENTS") which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE")(or any similar tax that may be imposed) (the "EXCISE TAXES"), and (B) such Excise Taxes which become payable by Executive equal or exceed 20% of the Severance Payments, the Company will pay to Executive an additional amount ("GROSS-UP PAYMENT") at least 60 days prior to the due date for payment of such Excise Taxes in an amount such that after payment by Executive of all taxes (including without limitation all income and employment tax and Excise Tax and treating as a tax the disallowance of any deduction of Executive by virtue of the inclusion of the Gross-Up Payment in his adjusted Gross Income), and interest and penalties with respect to such taxes, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Taxes. The determination of whether any such Gross-Up Payment is due Executive and the amount of such payment, if any, shall be made at the Company's expense by a nationally recognized accounting firm mutually acceptable to Executive and the Company and such determination of such firm shall be binding on both Executive and the Company.

      For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                  (i) The Severance Payments shall be treated as "parachute
            payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("INDEPENDENT ADVISORS") selected by CRM and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
            Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                  (ii) The amount of the Severance Payments which shall be
            treated as subject to the Excise Tax shall be equal to the lesser of
            (A) the total amount of the Severance Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

                  (iii) The value of any non-cash benefits or any deferred
            payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

      For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to CRM at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), CRM shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

      The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Severance Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, CRM shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by CRM to Executive, payable on the fifth day after demand by CRM (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. CRM shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, CRM may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that CRM's control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with CRM in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

      18. Miscellaneous.

            (a) Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive's participation in any other employee benefit or other plans or programs in which he currently participates.

            (b) Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of CRM under this Agreement may be assigned or transferred by CRM except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of CRM, provided that the assignee or transferee is the successor to all or substantially all of the assets of CRM and such assignee or transferee assumes the liabilities, obligations and duties of CRM, as contained in this Agreement, either contractually or as a matter of law. CRM further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of CRM hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

            (c) Representation. CRM represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

            (d) Entire Agreement. This Agreement shall become effective as of the Effective Date. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

            (e) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of CRM. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of CRM, as the case may be.

            (f) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

            (g) Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

            (h) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving CRM written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

            (i) Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. CRM and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New York or (ii) any of the courts of the State of New York. CRM and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. CRM and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

            (j) Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

                  If to CRM:        CRM Holdings, Ltd.
                                    Skandia International House
                                    16 Church Street
                                    Hamilton HM 12
                                    Bermuda

                  If to Executive:  Mr. Martin Rakoff
                                    112 Delafield Street
                                    Poughkeepsie, NY 12601
                                   (845) 452-4100


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

            (k) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

            (l) Counterparts. This Agreement may be executed in two or more counterparts.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                    CRM HOLDINGS, LTD.

                                    By: /s/ Sal Patafio
                                       -----------------------------------------
                                       Name: Mr. Sal Patafio
                                       Title: Chairman of Compensation Committee
                                              of CRM Holdings, Ltd.


                                    By: /s/ Martin Rakoff
                                       ----------------------------------------
                                       Name: Mr. Martin Rakoff

                                    EXHIBIT A

                                  Defined Terms

(a)   "Accrued Amounts" has the meaning set forth in Section 10(a).

(b)   "Base Salary" has the meaning set forth in Section 3.

(c)   "Cause" shall has meaning set forth in Section 10(b).

(d)   "Change in Control" shall have the meaning set forth in Section 10(f).

(e)   "Code" has the meaning set forth in Section 17.

(f)   "Commencement Date" has the meaning set forth in Section 8(a).

(g)   "Compensation Committee" has the meaning set forth in Section 3.

(h)   "Competitor" or "Competition" has the meaning set forth in Section 12(a).

(i)   "Confidential Information" has the meaning set forth in Section 11(a).

(j)   "Disability" has the meaning set forth in Section 8(c).

(k)   "Entitlements" has the meaning set forth in Section 10(a).

(l)   "Equity Acceleration" has the meaning set forth in Section 10(a).

(m)   "Excise Taxes" has the meaning set forth in Section 17.

(n)   "Good Reason" has the meaning set forth in Section 10(f).

(o)   "Gross-up Payment" has the meaning set forth in Section 17.

(p)   "Independent Advisors" has the meaning set forth in Section 17(i).

(q) "Net Income" means, for the purposes of this Agreement, the Company's net income for the relevant period, as determined in accordance with the Company's standard accounting practices and as reported in the Company's audited financial statements but without deduction of the Producer Incentive bonus.

(r)   "Proceeding" has the meaning set forth in Section 16(a).

(s)   "Pro Rata Annual Incentive" has the meaning set forth in Section 10(a).

(t) "Pro Rata Producer Incentive" means a Producer Incentive calculated based on Executive's actual service during the relevant operating period assuming $25 million would have been achieved

(u)   "Restriction Period" has the meaning set forth in Section 12(b).

(v)   "Retirement" has the meaning set forth in Section 10(f).

(w)   "Severance Pay" has the meaning set forth in Section 10(d).

(x)   "Severance Payments" has the meaning set forth in Section 17.

(y)   "Stock" means the common shares of CRM, par value $0.01 per share.

(z) "Target" means (i) with respect to the Annual Incentive, the target level of performance designated by the Compensation Committee for that relevant operating period, and (ii) with respect to the Producer Incentive, $25 million in Net Income, unless otherwise determined by the Compensation Committee.

(aa)  "Term" has the meaning set forth in Section 1(a).

(bb)  "Termination Date" has the meaning set forth in Section 10(a).

(cc)  "Welfare Benefits" has the meaning set forth in Section 7.